Company Contact:	Investor Contact:
Sal Quadrino, CFO	Joseph M. Zappulla
Helios & Matheson North America Inc.	Grannus Financial Advisors, Inc.
732-499-8228	212-681-4100
squadrino@hmna.com	jzappulla@grannusfinancial.com

Helios & Matheson North America Reports First Quarter EPS of $0.09

NEW YORK, New York, May 9, 2007 – Helios & Matheson North America Inc. (“Helios & Matheson”) (Nasdaq Capital Market: HMNA), an IT and Business Process Outsourcing (“BPO”) services provider to Fortune 1000 Companies and other large organizations, today reported financial results for its first quarter ended March 31, 2007.  The Company reported revenue of $5.9 million for the first quarter 2007, which is virtually flat with the same period of the previous year, and compares to $6.3 million in the fourth quarter 2006.  The Company reported net earnings of $211,000 or $0.09 per diluted share compared to a loss of $(139,000) or $(0.06) per basic share for the same period of the previous year and $297,000 or $0.12 per diluted share for the fourth quarter in 2006.

(In 000s except per share amounts)	Three Months Ended
	3-31-07	3-31-06	12-31-06
Revenue	$ 5,876	$ 5,911	$ 6,320
Gross Profit	$ 1,971	$ 1,612	$ 2,041
Income/(loss) from operations	$ 159	$ (140)	$ 353
Net Income/(loss)	$ 211	$ (139)	$ 297
EPS per basic share	$ 0.09	$ (0.06)	$ 0.12
EPS per diluted share	$ 0.09	$ (0.06)	$ 0.12

Consulting revenue, in the first quarter of 2007, included higher margin project revenue, from a project that began in the fourth quarter of 2006, and was substantially completed during the first quarter of 2007.

The Company’s gross margin increased from 32.3 percent in the fourth quarter of 2006 to 33.5 percent in the first quarter of 2007, due to an increase in higher margin project revenue. This also compares to gross margin of 27.3 percent for the first quarter of 2006.  Selling, general and administrative costs (“SG&A”) were $1.8 million in the first quarter, an increase of $117,000 or 7 percent from the fourth quarter 2006 level.  SG&A costs increased 3 percent from the prior year first quarter level.

“Our revenues were down slightly from the prior year levels while fixed price projects helped to boost gross margins for the current quarter.  Going forward we will continue our efforts to expand our revenue base by driving our technology driven business solutions and services in large underserved business areas we have identified.  Utilizing our on-shore and off-shore capabilities, we also intend to further penetrate the outsourcing market with effective solutions to reduce costs and increase development capacity”, commented Mr. BenTov, Helios & Matheson’s President and CEO.

“Our balance sheet continued to improve as our current ratio increased to 4.03 from 3.10 at the end of the previous quarter, our tangible book value improved to $2.65 from $2.55 and we continue to have no long-term debt” added Mr. BenTov.

Helios & Matheson has scheduled a conference call to present its first quarter financial results today, Wednesday, May 9, 2007, at 4:15 pm (EDT).  Interested parties may access the conference call by dialing 800-745-2189 and providing the following reservation number: 21328077.  The live conference call and a replay of the conference call in its entirety will be available via the Internet through MarketWire at http://www.visualwebcaster.com/event.asp?id=39676.  A copy of this press release is also available at the Company’s website at http://www.easyir.com/easyir/prss.do?easyirid=F1550FDE4659A723.

About Helios & Matheson North America

Helios & Matheson has built a reputation for cutting-edge IT and BPO solutions that is exemplified by its impressive roster of Fortune 1000 customers and other large organizations. The Company focuses on a business-oriented, value-added approach to its end-to-end, IT services and business process outsourcing solutions, which include staffing, projects and outsourcing. For over 20 years, the Company has provided complete project life-cycle services in the areas of business intelligence, custom application development, support and maintenance, data supply chain, collaboration, quality assurance, project and application portfolio management, and other specific vertical solutions. The Company has offices in New York City, Clark, New Jersey, and Bangalore, India. More information about the Company can be found at its web site at www.hmna.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to Helios & Matheson North America’s plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, Helios & Matheson North America’s ability to scale its existing and any new businesses. For a more complete description of the risks that apply to the Company's business, please refer to the Company’s filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2007.

* * * * * Financial Statements Follow * * * * *

HELIOS & MATHESON NORTH AMERICA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)

Revenues	$ 5,876,394	$ 5,910,653
Cost of revenues	3,905,643	4,298,776
Gross profit	1,970,751	1,611,877
Operating expenses:
Selling, general & administrative	1,766,459	1,715,545
Depreciation & amortization	44,911	36,684
	1,811,370	1,752,229
Income/(Loss) from operations	159,381	(140,352)
Other income(expense):
Interest income/(expense)-net	54,919	5,784
Income/(Loss) before income taxes	214,300	(134,568)
Provision for income taxes	2,832	4,700
Net income/(loss)	211,468	(139,268)

Net income/(loss) per share
Basic	$ 0.09	$ (0.06)

Diluted	$ 0.09	$ (0.06)

HELIOS & MATHESON NORTH AMERICA INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$ 3,697,308	$ 3,849,056
Accounts receivable- less allowance for doubtful accounts of $233,594 at March 31, 2007, and $225,741 at December 31, 2006	3,611,501	3,676,869
Unbilled receivables	265,739	316,156
Prepaid expenses and other current assets	127,581	159,398
Total current assets	7,702,129	8,001,479
Property and equipment, net	424,644	457,223
Goodwill	1,140,964	1,140,964
Deposits and other assets	99,561	189,620
Total assets	$ 9,367,298	$ 9,789,286

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	1,868,023	$ 2,294,929
Deferred revenue	44,789	285,227
Total current liabilities	1,912,812	2,580,156
Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of March 31, 2007, and December 31, 2006.	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,385,384 issued and outstanding as of March 31, 2007; 2,382,801 issued and outstanding as of December 31, 2006.	23,854	23,828
Paid-in capital	34,642,500	34,607,651
Accumulated other comprehensive income/(loss) - foreign currency translation	2,962	3,949
Accumulated deficit	(27,214,830)	(27,426,298)
Total shareholders' equity	7,454,486	7,209,130
Total liabilities and shareholders' equity	$ 9,367,298	$ 9,789,286